Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intermolecular, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-178154, 333-180169, 333-187017, 333-194464, and 333-202369) on Form S-8 of Intermolecular, Inc. (the Company) of our reports dated March 28, 2016, with respect to the consolidated balance sheets of Intermolecular, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10-K of Intermolecular, Inc.

Our report dated March 28, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015 expresses our opinion that Intermolecular, Inc. did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to the Company’s control environment and to the Company’s accounting for multiple-element and nonstandard revenue arrangements have been identified and included in managements’ assessment.

/s/ KPMG LLP

Santa Clara, California

March 28, 2016